Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Experts” and to the use of our report dated April 29, 2011, with respect to the consolidated financial statements of Ocean Rig UDW Inc., in the Registration Statement (Form F-4) and related Prospectus of Ocean Rig UDW Inc. for the offer to exchange registered shares of common stock for unregistered shares of common stock.
We also consent to the use herein of our report dated February 3, 2011, with respect to the consolidated financial statements of Ocean Rig ASA.
/s/ Ernst & Young AS
Stavanger, Norway
August 1, 2011